Exhibit 99.1

Contact:	Richard S. Lindahl
	Chief Financial Officer (571) 303-6956 c/o June Connor	1919 North Lynn Street Arlington, Virginia 22209 www.cebglobal.com

CEB REPORTS THIRD QUARTER RESULTS AND UPDATES 2013 GUIDANCE

CEB Reports Quarterly Total Revenue Growth of 22.4%

CEB Segment Contract Value Growth of 10.2%

ARLINGTON, Va. – October 28, 2013 – The Corporate Executive Board Company (“CEB” or the “Company”) (NYSE: CEB) today announces financial results for the third quarter and nine months ended September 30, 2013. Revenue increased 22.4% to $201.7 million in the third quarter of 2013 from $164.7 million in the third quarter of 2012. Net loss in the third quarter of 2013 was $5.4 million, or $0.16 per diluted share, compared to a net loss of $0.5 million, or $0.01 per diluted share, in the same period of 2012. Included in the net loss for the third quarter of 2013 is a $22.6 million goodwill impairment loss for Personnel Decision Research Institutes, Inc. (“PDRI”) and $6.7 million of pre-tax debt extinguishment costs associated with the refinancing of the Company’s senior secured credit facilities in August 2013. Adjusted net income was $29.1 million and Non-GAAP diluted earnings per share were $0.86 in the third quarter of 2013 compared to $26.4 million and $0.78 in the same period of 2012, respectively.

In the first nine months of 2013, revenue was $596.6 million, a 39.1% increase from $428.9 million in the first nine months of 2012. Net income in the first nine months of 2013 was $19.4 million, or $0.57 per diluted share, compared to $29.9 million, or $0.88 per diluted share, in the same period of 2012. Adjusted net income was $76.6 million and Non-GAAP diluted earnings per share were $2.26 in the first nine months of 2013 compared to $62.6 million and $1.85 in the same period of 2012, respectively.

“We were pleased to see continued solid growth across the majority of our business during the third quarter,” said Tom Monahan, Chairman and CEO. “This progress has been offset by persistent headwinds in certain places – most notably the US Federal government. While we don’t expect trends in this sector to reverse in the near term, sustained strength in other areas of the company – including 10.2% CEB segment Contract Value growth, and double digit constant currency Adjusted revenue growth in the SHL Talent Measurement Solutions segment – give us great confidence that we are setting up for a solid close to 2013 and strong start to 2014.”

OUTLOOK FOR 2013

The Company updates its 2013 annual guidance as follows: Adjusted revenue of $817 to $827 million, revenue of $807 to $817 million, capital expenditures of $29 to $31 million, Non-GAAP diluted earnings per share of $3.00 to $3.15, an Adjusted EBITDA margin between 25.0% and 25.5%, and depreciation and amortization expense of $61 to $62 million. Adjusted revenue refers to revenue before the impact of the reduction of SHL revenue recognized in the post-acquisition period to reflect the adjustment of deferred revenue at the SHL acquisition date to fair value. The estimated reduction in 2013 revenue to reflect the impact of the deferred revenue fair value adjustment is approximately $10 million.

SEGMENT HIGHLIGHTS

Since the August 2012 acquisition of SHL Group Holdings I Limited and its subsidiaries (“SHL”), the Company has had two operating segments, CEB and SHL. The CEB segment includes the historical CEB products and services provided to senior executives and their teams to drive corporate performance. The SHL segment, now referred to as the “SHL Talent Measurement Solutions” segment includes the SHL products and services of cloud-based solutions for talent assessment and talent mobility as well as professional services that support those solutions. PDRI, a subsidiary acquired as part of the SHL acquisition, is included in the CEB segment. PDRI provides customized personnel assessment tools and services to various agencies of the US government. Our 2012 financial results only include the results of operations of SHL and PDRI from August 2, 2012.

CEB Segment

Revenue increased 10.1% in the third quarter of 2013 to $158.7 million from $144.2 million in the same period of 2012. There was $6.0 million of PDRI revenue included in CEB segment revenue in the third quarter of 2013 and $5.1 million in the same period of 2012. Adjusted EBITDA in the third quarter of 2013 was $45.0 million compared to $42.5 million in the same period of 2012. Adjusted EBITDA margin in the third quarter of 2013 was 28.4% of segment Adjusted revenue compared to 29.4% in the third quarter of 2012.

Revenue increased 13.5% in the first nine months of 2013 to $463.7 million from $408.4 million in the same period of 2012. There was $19.1 million of PDRI revenue included in CEB segment revenue in the first nine months of 2013 and $5.1 million in the same period of 2012. Adjusted EBITDA was $124.9 million in the first nine months of 2013 compared to $111.6 million in the same period of 2012. Adjusted EBITDA margin in the first nine months of 2013 was 26.9% of segment Adjusted revenue compared to 27.3% in the first nine months of 2012.

Contract Value at September 30, 2013 increased 10.2% to $575.9 million compared to $522.4 million at September 30, 2012. Wallet retention rate at September 30, 2013 was 98% compared to 99% at September 30, 2012. Contract Value per member institution increased 3.5% at September 30, 2013 to $90,896 from $87,844 at September 30, 2012.

In the third quarter of 2013, the Company performed impairment testing of its PDRI reporting unit as a result of insights into the impact of US government sequestration and spending cuts. As a result, the Company recorded an after-tax goodwill impairment loss of $22.6 million. This loss had no impact on cash flows.

SHL Talent Measurement Solutions Segment

Revenue increased in the third quarter of 2013 to $43.0 million from $20.5 million in the same period of 2012. Adjusted EBITDA in the third quarter of 2013 was $5.1 million, which includes a foreign currency remeasurement loss of $1.6 million, compared to $8.0 million in the same period of 2012. Adjusted EBITDA margin in the third quarter of 2013 was 11.5% of segment Adjusted revenue compared to 27.6% in the third quarter of 2012.

Revenue was $133.0 million in the first nine months of 2013. Adjusted EBITDA was $23.5 million and Adjusted EBITDA margin was 16.6% of segment Adjusted revenue in the first nine months of 2013. Segment results for the first nine months of 2012 were the same as the third quarter of 2012.

Wallet retention rate at September 30, 2013 was 97% compared to 101% at September 30, 2012. Unlike CEB members, a majority of SHL customers do not typically enter into contracts for fixed periods, so Contract Value is not a relevant operating statistic for the segment.

NON-GAAP FINANCIAL MEASURES

This press release and the accompanying tables, as well as earnings discussions, include a discussion of Adjusted revenue, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, and Non-GAAP diluted earnings per share, all of which are non-GAAP financial measures provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The term “Adjusted revenue” refers to revenue before the impact of the reduction of SHL revenue recognized in the post-acquisition period to reflect the adjustment of deferred revenue at the SHL acquisition date to fair value (the “deferred revenue fair value adjustment”).

The term “Adjusted EBITDA” refers to net income before loss from discontinued operations, net of provision for income taxes; interest expense, net; depreciation and amortization; provision for income taxes; the impact of the deferred revenue fair value adjustment; acquisition related costs; impairment loss; debt extinguishment costs; share-based compensation; costs associated with exit activities; restructuring costs; and gain on acquisition.

The term “Adjusted EBITDA margin” refers to Adjusted EBITDA as a percentage of Adjusted revenue.

The term “Adjusted net income” refers to net income before loss from discontinued operations, net of provision for income taxes and excludes the after tax effects of the impact of the deferred revenue fair value adjustment; acquisition related costs; share-based compensation; impairment loss; debt extinguishment costs; amortization of acquisition related intangibles; costs associated with exit activities; restructuring costs; and gain on acquisition.

“Non-GAAP diluted earnings per share” refers to diluted earnings per share before the per share effect of loss from discontinued operations, net of provision for income taxes and excludes the after tax per share effects of the impact of the deferred revenue fair value adjustment; acquisition related costs; share-based compensation; impairment loss; debt extinguishment costs; amortization of acquisition related intangibles; costs associated with exit activities; restructuring costs; and gain on acquisition.

We believe that these non-GAAP financial measures are relevant and useful supplemental information for evaluating our results of operations as compared from period to period and as compared to our competitors. We use these non-GAAP financial measures for internal budgeting and other managerial purposes, including comparison against our competitors, when publicly providing our business outlook, and as a measurement for potential acquisitions. These non-GAAP financial measures are not defined in the same manner by all companies and therefore may not be comparable to other similarly titled measures used by other companies.

In connection with the SHL acquisition, we changed the definitions of our non-GAAP measures to adjust for the impact of the deferred revenue fair value adjustment to the opening balance sheet resulting from purchase accounting, amortization of related intangibles, acquisition related costs, and share-based compensation. This change was made to provide a more comprehensive understanding of our core operating results by eliminating the effect of acquisition related items from our GAAP operating results. The SHL acquisition was the first acquisition of sufficient size to cause these items to be significant. We believe that excluding these items is important in illustrating what our core operating results would have been had we not incurred these acquisition related items since the nature, size, and number of acquisitions can vary from period to period.

Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects:

•	Certain business combination accounting entries and expenses related to acquisitions: We have adjusted for the impact of the deferred revenue fair value adjustment, amortization of acquisition related intangibles, and acquisition related costs. We incurred significant expenses primarily in connection with our SHL acquisition and also incurred certain other operating expenses, which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. We believe that excluding these acquisition related items from our non-GAAP financial measures provides useful supplemental information to our investors and is important in illustrating what our core operating results would have been had we not incurred these acquisition related items since the nature, size, and number of acquisitions can vary from period to period.

•	Share-based compensation: Although share-based compensation is a key incentive offered to our employees, we evaluate our operating results excluding such expense. Accordingly, we exclude share-based compensation from our non-GAAP financial measures because we believe it provides valuable supplemental information that helps investors have a more complete understanding of our operating results. In addition, we believe the exclusion of this expense facilitates the ability of our investors to compare our operating results with those of other peer companies, many of which also exclude such expense in determining their non-GAAP measures, given varying valuation methodologies, subjective assumptions, and the variety and amount of award types that may be utilized.

•	Impairment loss and debt extinguishment costs: We believe that excluding these items from our non-GAAP financial measures provides useful supplemental information to our investors and is important in illustrating what our core operating results would have been had we not incurred these items. The Company excludes these items because management does not believe they correlate to the ongoing operating results of the business.

These non-GAAP measures may be considered in addition to results prepared in accordance with GAAP, but they should not be considered a substitute for, or superior to, GAAP results. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in the accompanying tables.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements using words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” and variations of such words or similar expressions are intended to identify forward-looking statements. In addition, all statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to our 2013 annual guidance. You are hereby cautioned that these statements are based upon our expectations at the time we make them and may be affected by important factors including, among others, the factors set forth below and in our filings with the U.S. Securities and Exchange Commission (“SEC”), and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, our dependence on renewals of our membership-based services, the sale of additional programs to existing members and our ability to attract new members, our potential failure to adapt to changing member needs and demands, our potential failure to develop and sell, or expand sales markets for our SHL tools and services, our potential inability to attract and retain a significant number of highly skilled employees or successfully manage succession planning issues, fluctuations in operating results, our potential inability to protect our intellectual property rights, our potential inability to adequately maintain and protect our information technology infrastructure and our member and client data, potential confusion about our rebranding, including our integration of the SHL brand, our potential exposure to loss of revenue resulting from our unconditional service guarantee, exposure to litigation related to our content, various factors that could affect our estimated income tax rate or our ability to use our existing deferred tax assets, changes in estimates, assumptions or revenue recognition policies used to prepare our consolidated financial statements, our potential inability to make, integrate and maintain acquisitions and investments, the amount and timing of the benefits expected from acquisitions and investments including our acquisition of SHL, the risk that we will be required to recognize additional impairments to the carrying value of the significant goodwill and amortizable intangible asset amounts included in our balance sheet as a result of our acquisitions, which would require us to record charges that would reduce our reported results, our potential inability to effectively manage the risks associated with the indebtedness we incurred and the senior secured credit facilities we entered into in connection with our acquisition of SHL or any additional indebtedness we may incur in the future, our potential inability to effectively manage the risks associated with our international operations, including the risk of foreign currency exchange fluctuations, our potential inability to effectively anticipate, plan for and respond to changing economic and financial markets conditions, especially in light of ongoing uncertainty in the worldwide economy, the US economy (including sequestration under the Budget Control Act of 2011), and possible volatility of our stock price. Various important factors that could cause our actual results to differ from our expected or historical results are discussed more fully in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our filings with the SEC, including, but not limited to, our 2012 Annual Report on Form 10-K filed on March 1, 2013. The forward-looking statements in this presentation are made as of October 28, 2013, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

ABOUT CEB

CEB, the leading member-based advisory company, equips more than 10,000 organizations around the globe with insights, tools and actionable solutions to transform enterprise performance. By combining advanced research and analytics with best practices from member companies, CEB helps leaders realize outsized returns by more effectively managing talent, information, customers and risk. Member companies include approximately 85% of the Fortune 500, half the Dow Jones Asian Titans, and nearly 85% of the FTSE 100. More at cebglobal.com.

THE CORPORATE EXECUTIVE BOARD COMPANY

Financial Highlights and Other Operating Statistics

	Selected Percentage Changes	Three Months Ended September 30,		Selected Percentage Changes	Nine Months Ended September 30,
		2013	2012		2013	2012
Financial Highlights:
(In thousands, except per share data)
Revenue	22.4%	$201,735	$164,749	39.1%	$596,617	$428,934
Adjusted revenue	17.3%	$203,102	$173,135	38.4%	$605,443	$437,320
Net (loss) income		$(5,383)	$(456)		$19,393	$29,869
Adjusted net income		$29,139	$26,362		$76,587	$62,591
Adjusted EBITDA		$50,139	$50,446		$148,362	$119,553
Adjusted EBITDA margin		24.7%	29.1%		24.5%	27.3%
Diluted (loss) earnings per share		$(0.16)	$(0.01)		$0.57	$0.88
Non-GAAP diluted earnings per share		$0.86	$0.78		$2.26	$1.85

Other Operating Statistics:
CEB segment Contract Value (in thousands)*				10.2%	$575,878	$522,397
CEB segment Member institutions				6.6%	6,336	5,944
CEB segment Contract Value per member institution				3.5%	$90,896	$87,844
CEB segment Wallet retention rate**					98%	99%
SHL Talent Measurement Solutions segment Wallet retention rate***					97%	101%

*	We define “CEB segment Contract Value,” at the end of the quarter, as the aggregate annualized revenue attributed to all agreements in effect on such date, without regard to the remaining duration of any such agreement. CEB segment Contract Value does not include the impact of PDRI.
**	We define “CEB segment Wallet retention rate,” at the end of the quarter, as the total current year segment Contract Value from prior year members as a percentage of the total prior year segment Contract Value. The CEB segment Wallet retention rate does not include the impact of PDRI.
***	We define “SHL Talent Measurement Solutions segment Wallet retention rate,” at the end of the quarter on a constant currency basis, as the last current 12 months of total segment Adjusted revenue from prior year customers as a percentage of the prior 12 months of total segment Adjusted revenue.

THE CORPORATE EXECUTIVE BOARD COMPANY

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Revenue (1)	$201,735	$164,749	$596,617	$428,934
Costs and expenses:
Cost of services	72,387	60,182	219,175	151,161
Member relations and marketing	60,481	46,966	174,377	123,707
General and administrative	21,213	19,102	71,683	51,226
Acquisition related costs (2)	4,022	18,557	7,044	21,286
Impairment loss	22,600	—	22,600	—
Depreciation and amortization	15,287	11,296	44,776	22,261

Total costs and expenses	195,990	156,103	539,655	369,641

Operating profit	5,745	8,646	56,962	59,293
Other (expense) income, net
Interest income and other (3)	(2,093)	1,619	(797)	2,549
Interest expense	(4,956)	(4,962)	(17,596)	(5,227)
Debt extinguishment costs	(6,691)	—	(6,691)	—

Other (expense) income, net	(13,740)	(3,343)	(25,084)	(2,678)

(Loss) income before provision for income taxes	(7,995)	5,303	31,878	56,615
Provision for income taxes	(2,612)	5,759	12,485	26,746

Net (loss) income	$(5,383)	$(456)	$19,393	$29,869

Basic (loss) earnings per share	$(0.16)	$(0.01)	$0.58	$0.89
Diluted (loss) earnings per share	$(0.16)	$(0.01)	$0.57	$0.88
Weighted average shares outstanding
Basic	33,597	33,546	33,519	33,460
Diluted	33,933	33,863	33,899	33,809
Percentages of Adjusted Revenue
Cost of services	35.6%	34.8%	36.2%	34.6%
Member relations and marketing	29.8%	27.1%	28.8%	28.3%
General and administrative	10.4%	11.0%	11.8%	11.7%
Depreciation and amortization	7.5%	6.5%	7.4%	5.1%
Operating profit	2.8%	5.0%	9.4%	13.6%
Adjusted EBITDA (4)	24.7%	29.1%	24.5%	27.3%

(1)	Net of a $1.4 million and $8.8 million reduction to reflect the impact of the SHL deferred revenue fair value adjustment in the three and nine months ended September 30, 2013, respectively, and $8.4 million reduction in the three and nine months ended September 30, 2012.
(2)	Acquisition related costs in the three and nine months ended September 30, 2013 primarily relate to the integration of SHL. Acquisition related costs in the three and nine months ended September 30, 2012 primarily relate to transaction and integration costs associated with the SHL acquisition.
(3)	Interest income and other in the three months ended September 30, 2013 includes interest income of $0.1 million and a $0.8 million in the fair value of deferred compensation plan assets offset by a $2.6 million foreign currency loss and $0.4 million of other expense. Interest income and other in the three months ended September 30, 2012 includes a $0.6 million increase in the fair value of deferred compensation plan assets, $0.5 million of interest income, $0.3 million of other income, and a $0.2 million foreign currency gain. Interest income and other in the nine months ended September 30, 2013 includes a $1.4 million increase in the fair value of deferred compensation plan assets, $0.3 million of other income and $0.2 million of interest income offset by a $2.7 million foreign currency loss. Interest income and other in the nine months ended September 30, 2012 includes a $1.4 million increase in the fair value of deferred compensation plan assets, $0.9 million of interest income, and $0.2 million of other income.
(4)	See “Non-GAAP Financial Measures” for further explanation.

THE CORPORATE EXECUTIVE BOARD COMPANY

Segment Operating Results

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Adjusted Revenue (1)
CEB segment	$158,709	$144,217	$463,666	$408,402
SHL Talent Measurement Solutions segment (2)	44,393	28,918	141,777	28,918

	$203,102	$173,135	$605,443	$437,320

Adjusted EBITDA (1)
CEB segment	$45,014	$42,455	$124,879	$111,562
SHL Talent Measurement Solutions segment	5,125	7,991	23,483	7,991

	$50,139	$50,446	$148,362	$119,553

Adjusted EBITDA Margin (1)
CEB segment	28.4%	29.4%	26.9%	27.3%
SHL Talent Measurement Solutions segment	11.5	27.6	16.6	27.6

	24.7%	29.1%	24.5%	27.3%

(1)	See “Non-GAAP Financial Measures” for further explanation.
(2)	Includes a $1.4 million and $8.8 million increase to revenue in the three and nine months ended September 30, 2013 and a $8.4 million increase to revenue in the three and nine months ended September 30, 2012, respectively, to reflect the impact of the SHL deferred revenue fair value adjustment

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CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2013	December 31, 2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$77,847	$72,699
Accounts receivable, net (1)	183,870	239,599
Deferred income taxes, net	15,198	15,669
Deferred incentive compensation	21,143	19,984
Prepaid expenses and other current assets	41,019	19,068

Total current assets	339,077	367,019
Deferred income taxes, net	3,424	283
Property and equipment, net	108,505	96,962
Goodwill	446,696	471,299
Intangible assets, net	313,548	335,191
Other non-current assets	58,961	51,495

Total assets	$1,270,211	$1,322,249

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$75,945	$84,363
Accrued incentive compensation	43,690	53,927
Deferred revenue (2)	350,255	365,747
Deferred income taxes, net	1,245	3,537
Debt – current portion	10,277	12,479

Total current liabilities	481,412	520,053
Deferred income taxes	51,010	59,773
Other liabilities	111,931	98,641
Debt – long term	508,121	528,280

Total liabilities	1,152,474	1,206,747
Total stockholders’ equity	117,737	115,502

Total liabilities and stockholders’ equity	$1,270,211	$1,322,249

(1)	Includes accounts receivable, net of $59.2 million and $52.2 million at September 30, 2013 and December 31, 2012, respectively, related to the SHL Talent Measurement Solutions segment and PDRI.
(2)	Includes deferred revenue of $60.0 million and $41.6 million at September 30, 2013 and December 31, 2012, respectively, related to the SHL Talent Measurement Solutions segment and PDRI.

THE CORPORATE EXECUTIVE BOARD COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2013	2012
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$19,393	$29,869
Adjustments to reconcile net income to net cash flows provided by operating activities:
Impairment loss	22,600	—
Debt extinguishment costs	6,691	—
Exit costs	1,007	—
Depreciation and amortization	44,776	22,261
Amortization of credit facility issuance costs	2,308	518
Deferred income taxes	(8,530)	1,578
Share-based compensation	9,123	6,717
Excess tax benefits from share-based compensation arrangements	(4,036)	(1,938)
Net foreign currency remeasurement and translation loss (gain)	1,064	(370)
Amortization of marketable securities premiums, net	—	68
Changes in operating assets and liabilities:
Accounts receivable, net	56,554	48,172
Deferred incentive compensation	(1,059)	(1,116)
Prepaid expenses and other current assets	(21,665)	(4,148)
Other non-current assets	(1,107)	1,145
Accounts payable and accrued liabilities	(11,863)	(8,598)
Accrued incentive compensation	(10,180)	(3,691)
Deferred revenue	(16,693)	(16,273)
Other liabilities	6,621	3,135

Net cash flows provided by operating activities	95,004	77,329
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(23,038)	(11,778)
Cost method investments	(11,213)	—
Acquisition of businesses, net of cash acquired	—	(669,476)
Maturities of marketable securities	—	5,130

Net cash flows used in investing activities	(34,251)	(676,124)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facility	5,000	555,000
Payments of credit facility	(29,314)	—
Proceeds from the exercise of common stock options	1,098	1,202
Proceeds from the issuance of common stock under the employee stock purchase plan	653	461
Excess tax benefits from share-based compensation arrangements	4,036	1,938
Credit facility issuance costs	(4,156)	(19,176)
Purchase of treasury shares	(2,751)	—
Withholding of shares to satisfy minimum employee tax withholding for restricted stock units	(6,556)	(3,618)
Payment of dividends	(22,624)	(17,570)

Net cash flows (used in) provided by financing activities	(54,614)	518,237
Effect of exchange rates on cash	(991)	209

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,148	(80,349)
Cash and cash equivalents, beginning of year	72,699	133,429

Cash and cash equivalents, end of year	$77,847	$53,080

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Reconciliation of Non-GAAP Financial Measures

(In thousands, except per share data)

A reconciliation of each of the non-GAAP measures to the most directly comparable GAAP measure is provided below.

Adjusted Revenue

	Three Months Ended September 30, 2013			Three Months Ended September 30, 2012
	CEB	SHL	Total	CEB	SHL	Total
Revenue	$158,709	$43,026	$201,735	$144,217	$20,532	$164,749
Impact of the deferred revenue fair value adjustment	—	1,367	1,367	—	8,386	8,386

Adjusted revenue	$158,709	$44,393	$203,102	$144,217	$28,918	$173,135

	Nine months ended September 30, 2013			Nine Months Ended September 30, 2012
	CEB	SHL	Total	CEB	SHL	Total
Revenue	$463,666	$132,951	$596,617	$408,402	$20,532	$428,934
Impact of the deferred revenue fair value adjustment	—	8,826	8,826	—	8,386	8,386

Adjusted revenue	$463,666	$141,777	$605,443	$408,402	$28,918	$437,320

Adjusted EBITDA

	Three Months Ended September 30, 2013			Three Months Ended September 30, 2012
	CEB	SHL	Total	CEB	SHL	Total
Net (loss) income	$(4,157)	$(1,226)	$(5,383)	$2,595	$(3,051)	$(456)
Interest expense, net	4,901	—	4,901	4,423	—	4,423
Depreciation and amortization	6,964	8,323	15,287	6,055	5,241	11,296
Provision for income taxes	2,401	(5,013)	(2,612)	8,899	(3,140)	5,759
Impact of the deferred revenue fair value adjustment	—	1,367	1,367	—	8,386	8,386
Acquisition related costs	2,808	1,214	4,022	18,028	529	18,557
Impairment loss	22,600	—	22,600	—	—	—
Debt extinguishment costs	6,691	—	6,691	—	—	—
Share-based compensation	2,806	460	3,266	2,455	26	2,481

Adjusted EBITDA	$45,014	$5,125	$50,139	$42,455	$7,991	$50,446

Adjusted EBITDA margin	28.4%	11.5%	24.7%	29.4%	27.6%	29.1%

	Nine Months Ended September 30, 2013			Nine Months Ended September 30, 2012
	CEB	SHL	Total	CEB	SHL	Total
Net income (loss)	$25,080	$(5,687)	$19,393	$32,920	$(3,051)	$29,869
Interest expense, net	17,424	—	17,424	4,288	—	4,288
Depreciation and amortization	21,256	23,520	44,776	17,020	5,241	22,261
Provision for income taxes	18,839	(6,354)	12,485	29,886	(3,140)	26,746
Impact of the deferred revenue fair value adjustment	—	8,826	8,826	—	8,386	8,386
Acquisition related costs	4,827	2,217	7,044	20,757	529	21,286
Impairment loss	22,600	—	22,600	—	—	—
Debt extinguishment costs	6,691	—	6,691	—	—	—
Share-based compensation	8,162	961	9,123	6,691	26	6,717

Adjusted EBITDA	$124,879	$23,483	$148,362	$111,562	$7,991	$119,553

Adjusted EBITDA margin	26.9%	16.6%	24.5%	27.3%	27.6%	27.3%

Adjusted Net Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net (loss) income	$(5,383)	$(456)	$19,393	$29,869
Impact of the deferred revenue fair value adjustment (1)	1,088	6,105	6,398	6,105
Acquisition related costs (1)	2,624	14,604	4,582	16,227
Share-based compensation (1)	2,015	1,521	5,620	4,064
Impairment loss (2)	18,401	—	18,401	—
Debt extinguishment costs (1)	4,001	—	4,001	—
Amortization of acquisition related intangibles (1)	6,393	4,588	18,192	6,326

Adjusted net income	$29,139	$26,362	$76,587	$62,591

Non-GAAP Earnings per Diluted Share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Diluted (loss) earnings per share	$(0.16)	$(0.01)	$0.57	$0.88
Impact of the deferred revenue fair value adjustment (1)	0.03	0.18	0.19	0.18
Acquisition related costs (1)	0.08	0.43	0.13	0.48
Share-based compensation (1)	0.06	0.04	0.17	0.12
Impairment loss (2)	0.54	—	0.54	—
Debt extinguishment costs (1)	0.12	—	0.12	—
Amortization of acquisition related intangibles (1)	0.19	0.14	0.54	0.19

Non-GAAP diluted earnings per share	$0.86	$0.78	$2.26	$1.85

(1)	Adjustments are net of the annual estimated income tax effect using statutory rates based on the relative amounts allocated to each jurisdiction. The following income tax rates were used: 28% in 2013 and 27% in 2012 for the deferred revenue fair value adjustment; 35% in 2013 and 25% in 2012 for acquisition related costs; 38% in 2013 and 39% in 2012 for share-based compensation; 40% in 2013 for debt extinguishment costs; and 32% in 2013 and 30% in 2012 for amortization of acquisition related intangibles.
(2)	The $22.6 million impairment loss of non-deductible goodwill related to PDRI recognized in the three months ended September 30, 2013 was not treated as a discrete event in the provision for income taxes; rather, it was considered to be a component of the estimated annual effective tax rate. As such, $4.8 million of the income tax effect associated with the non-deductible goodwill impairment loss was reflected in the income tax provision in the three and nine months ended September 30, 2013. The remaining tax effect of $4.2 million will be added back in the fourth quarter of 2013 to bring the full year adjustment to $22.6 million.

With respect to the Company’s 2013 annual guidance, reconciliations of net income to Adjusted EBITDA, net income to Adjusted net income, and GAAP diluted earnings per share to Non-GAAP diluted earnings per share as projected for 2013 are not provided because the Company cannot, without unreasonable effort, determine the components of net income and GAAP diluted earnings per share to provide reconciliations for 2013 with certainty at this time.